EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release together with Exhibits (“Agreement” or “Agreement and Release”) is made by and between OCZ Technology Group, Inc. (the “Company”), and Richard Singh, Chief Sales Officer (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have agreed that the Executive’s position is terminated;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1. Resignation from Employment. The Parties agree that Executive resigned as an employee and from his positions as an officer and/or director of the Company and its subsidiaries, effective as of October 12, 2012.

(a)	Termination Date. October 12, 2012 shall be the “Termination Date” for Executive, and this Termination Date shall be a termination without cause as provided in Section 7.3 of the Employment Agreement between Executive and the Company dated July 1, 2010 (“Employment Agreement”), which is attached hereto.

2. Separation Package – Payments and Benefits. In consideration of Executive’s execution of this Agreement and Release, the Company will provide the following consideration to Executive in connection with his separation from the Company. All payments provided in this Agreement and Release are stated as gross amounts and will be paid after such deductions as are required for federal, state, and local payroll, income and other applicable tax withholding, if any, as well as deductions that result from elections that Executive has voluntarily requested.

(a)	Final Salary Payment. The Company has paid to Executive on October 12, 2012 his final regular salary payment in an amount equal to his current base salary rate through his Termination Date. This payment is made without regard to whether Executive executes this Agreement and Release. Any commissions earned by Executive have been paid on or before the date Executive executes this Agreement and Release.

(b)	Severance Pay. The Company will pay Executive severance pay, consisting of eight (8) payments, each in an amount equal to Executive’s final base salary rate of $9,166.66 per pay period, to be paid on the following regular payroll dates: October 31, November 15, November 30, December 15, and December 31, 2012; January 15, 2013, January 31, and February 15, 2013. These payments will only be paid if Executive timely signs and does not revoke this confidential Separation and Release Agreement. In the event the Effective Date of this Agreement has not occurred by one or more of the payment dates set forth in this subsection, such payment will not occur on the payment date set forth but will instead occur on the day after the Effective Date. All payments shall reduced by applicable withholding.

(c)	Bonus. Executive is not entitled to and will not be paid any bonus or other amounts except as specifically stated in this Agreement and Release.

(d)	COBRA Benefits - Employer Subsidy - Installments. The Executive has elected to continue under COBRA his (and his dependents’) existing medical/vision and/or dental benefits under the provider then in effect, to the extent available, at applicable COBRA premium. The Company will pay Executive a total payment in the amount of four (4) times the monthly COBRA premium then in effect for the coverage Executive had elected (for himself and his dependents) as of the Termination Date, which payment will be made on the Effective Date. Executive will be responsible for timely paying the COBRA premium amounts. Any additional months of COBRA coverage elected by the Executive, if any are available, will be at Executive’s sole expense. After the Termination Date, Executive may not continue in effect any existing coverage under the Company’s employee benefit plans with the exception of COBRA-provided benefits.

(e)	Paid Time Off. On October 12, 2012, Executive has received payment in full for any hours of Paid Time Off (“PTO”) that are accrued but unused as of the Termination Date. This payment is made without regard to whether Executive executes this Agreement and Release.

3. Company Common Stock. The Stock Agreements between Executive and the Company are fully incorporated into this Agreement. As of the Termination Date, Executive has 136,250 vested and exercisable stock options. Executive may exercise any of his vested stock options in accordance with the terms of the applicable Stock Agreement.

4. Company Property. To the extent he has not done so already, promptly following the Parties execution of this Agreement, Executive agrees to return to the Company all building keys, pagers, company identification or passkey cards, computers, printers, scanners, facsimile equipment or other Company property, including passwords and information needed to access Company information in his possession or assigned to him by the Company.

5. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Company’s Nondisclosure and Assignment Agreement, attached hereto as Exhibit B. To the extent he has not done so already, promptly following the Parties execution of this Agreement, Executive shall return all confidential and proprietary information in his possession to the Company, except to the extent such information is the subject of a subpoena served on Executive by the Securities and Exchange Commission or where Executive otherwise has an obligation to preserve evidence in a legal or administrative proceeding.

6. Employment Agreement. The provisions of Section 9 and Section 10.3 of the Employment Agreement shall remain in effect after the Termination Date, except to the extent such provisions conflict with obligations of the Executive when responding to a subpoena, court order or other legal or administrative process. The provisions of section 11 of the Employment Agreement shall remain in effect only to the extent they apply to Sections 9 and 10.3 of the Agreement, as limited by this paragraph.

7. Tax Liability – Section 409A. The Company intends for the benefits under the Agreement to be exempt from or compliant with Section 409A of the Internal Revenue Code. If the Company determines that the provision of any payment or benefit included hereunder would cause this Agreement to be subject to Section 409A, the Company reserves the right to restructure the provision of payment or benefit to Executive such that the payment or benefit would be exempt from or compliant with Section 409A to the extent permissible under Section 409A. In no event shall the Company be required to restructure any payment or benefit.

(a)	Except as otherwise required by applicable law, Executive agrees that he will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to him hereunder, and Executive hereby represents that he will pay any such taxes which may be due at the time and in the amount required. The Company will have the right to deduct from any compensation payable to Executive under this Agreement all federal, state and municipal taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required thereafter.

(b)	Executive agrees to indemnify, defend and hold the Company harmless from payment of any taxes (excluding federal and state unemployment taxes and the Company’s share of social security taxes) which any government agency determines should have been deducted from any consideration paid to Executive by the Company and which were not in fact withheld.

8. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Except with respect to payments and benefits described in this Agreement, Executive acknowledges that he has received all salary, wages, bonuses and expense reimbursement payments due and owing to Executive. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the date on which Executive signs this Agreement including, without limitation,

(a)	any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq., federal and state laws providing for protected leave;

(e)	any and all claims for violation of the federal, state or local law, regulation or constitution;

(f)	any and all claims arising out of any other laws and regulations relating to circumstances that arose in relation to the Company; and

(g)	any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any rights or benefits granted or obligations incurred under this Agreement. This release does not extend to any of Executive’s rights of indemnification and advancement, if any, under any statute, indemnity agreement, the Company’s bylaws, or any common law, including, without limitation, Executive’s indemnity rights, if any, under the California Labor and/or Corporations Codes or Delaware General Corporation Law. Moreover, this release does not extend to Executive’s claims for indemnity and advancement noticed in the December 17, 2012 letter from Executive’s counsel to Company’s counsel.

9. Acknowledgment of Knowing and Voluntary Waiver of Claims, Including Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and other laws and confirms that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement by delivering his revocation in writing to Cindee Van Vleck at the Company; and (d) this Agreement shall not be effective until the revocation period has expired.

10. Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement and the claims for indemnity and advancement that are not released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

11. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name or on behalf of any other person or entity, against the Company or any other person or entity referred to herein, except for the claims for indemnity and advancement that are not released by this Agreement. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein, except for the claims for indemnity and advancement that are not released by this Agreement. The Company acknowledges that Executive may have protected rights to submit certain claims to government agencies, and Executive is not asked to waive those rights. Notwithstanding, Executive does agree that, if any such claim is brought by him or on his behalf, he shall not recover any damages or award or payment as a result, and he shall never recover any amounts greater than the amounts provided for in this Agreement and Release.

12. Non-Disparagement. Executive agrees that he and his agents will refrain from any defamation, libel or slander of the Company, including its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns and the Company’s products. Executive agrees to refrain from interference with the contracts and relationships of the Company, including its investors, shareholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

13. Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. Executive agrees to hereby waive any right to a jury trial as to matters arising out of the terms of this Agreement and any matters herein released. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

15. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

17. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that if any of the Release provisions or the provisions of Section 11 of this Agreement and Release are declared to be illegal, unenforceable or void, the Company may, at its sole discretion, void the entire Agreement and Release and require Executive to return any amounts that he has received as a result of the payments or benefits provided to him under this Agreement and Release.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation by the Company, except for the provisions of the other agreements referenced herein at Sections 5 and 6 of this Agreement, which are hereby incorporated in this Agreement and shall remain in full effect.

19. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company at the time of said amendment.

20. Governing Law. This Agreement shall be governed by the laws of the State of California.

21. Effective Date. This Agreement is effective seven days after execution by Executive; provided that neither Party has revoked the Agreement prior to that time.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They have had an adequate opportunity to consider the terms of this Agreement before executing this Agreement;

(d)	They understand the terms and consequences of this Agreement and of the releases it contains;

(e)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Richard Singh, an individual	OCZ Technology Group, Inc.

/s/ Richard Singh	By:	/s/ Arthur F. Knapp, Jr.
	Name:	Arthur F. Knapp, Jr.
Dated: January 16, 2013	Title:	Chief Financial Officer

	Dated:	January 16, 2013